================================================================================

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement             [ ]  Confidential, for Use of the
                                                   Commission
[X]   Definitive Proxy Statement                   Only (as permitted by Rule
                                                   14a-6(e)(2))
[ ]   Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           Petco Animal Supplies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)   Date Filed:

================================================================================

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                          NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of
Petco Animal Supplies, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders of PETCO ANIMAL SUPPLIES, INC. (the "Company") will be held at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, CA 92122, on June 18, 1998, at 10:30 a.m., for the following purposes:

     1. To elect two directors for a three-year term to expire at the 2001 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as directors the following persons:

                                BRIAN K. DEVINE
                               PETER M. STARRETT

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 8, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ RICHARD C. ST. PETER

                                          Richard C. St. Peter, Secretary

San Diego, California
May 15, 1998

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                                PROXY STATEMENT

     The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., on June 18, 1998, at the Hyatt Regency La Jolla at Aventine, 3777 La Jolla Village Drive, San Diego, CA 92122. This Proxy Statement was first mailed to stockholders on or about May 15, 1998.

     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

     A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of the Board's nominee for director and for all other matters described in this Proxy Statement. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

     Stockholders of record at the close of business on May 8, 1998 will be entitled to vote at the meeting. As of that date, 21,068,826 shares of common stock, par value $.0001 per share ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. A plurality of the votes cast at the meeting is required to elect directors.

     The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members. The Company's Certificate provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class I directors. The nominees are Brian K. Devine and Peter M. Starrett. The one Class II and two Class III directors have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for Messrs. Devine and Starrett or, in the event Messrs. Devine and Starrett are not candidates or are unable to serve as directors at the time of the election (which is not currently expected), for any nominee who shall be designated by the Board of Directors to fill such vacancy. Messrs. Devine and Starrett are members of the present Board of Directors.

INFORMATION REGARDING DIRECTORS

     Set forth below is certain information concerning the nominees to the Board of Directors, as well as those directors whose terms of office are continuing after the meeting.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

               NAME                  AGE          PRESENT POSITION WITH THE COMPANY
               ----                  ---          ---------------------------------
Brian K. Devine....................  56    Chairman, President and Chief Executive Officer
Peter M. Starrett..................  50    Director

     BRIAN K. DEVINE, Chairman, President and Chief Executive Officer, joined the Company in August 1990 and has served as Chairman since January 1994. Prior to joining the Company, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 until 1988, Mr. Devine held various positions with Toys 'R' Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine also serves as a Director of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods. Mr. Devine is a graduate of Georgetown University with a degree in economics.

     PETER M. STARRETT has served as a Director since 1994. Mr. Starrett is President of Warner Bros. Studio Stores Worldwide and has been employed by Warner Bros. since 1990. Before joining Warner Bros., Mr. Starrett was President and Chief Executive Officer of Plymouth Lamston Stores Corporation from 1988 to 1990. Prior to that, he served as Chairman and Chief Executive Officer of the Specialty Store Division of Federated Department Stores from 1986 to 1988. Mr. Starrett has served in various executive positions including Senior Vice President, General Merchandise Manager of Filene's Division of Federated Department Stores from 1983 to 1986; and Vice President, General Merchandise Manager of the May Company from 1975 to 1983. Mr. Starrett also serves as a Director of Guitar Center, Inc., a publicly held retailer of musical instruments, and Brylane, Inc., a publicly held catalog retailer of value-priced apparel. Mr. Starrett is a graduate of Harvard Business School and the University of Denver.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

               NAME                  AGE          PRESENT POSITION WITH THE COMPANY
               ----                  ---          ---------------------------------
Andrew G. Galef....................  65    Director

     ANDREW G. GALEF has served as a Director since 1988 and was Chairman from 1988 to January 1994. Mr. Galef has been President of The Spectrum Group, Inc. ("Spectrum"), a private investment and management firm, since its incorporation in 1978. Mr. Galef has served as Chairman of MagneTek, Inc., a publicly held electrical equipment company, since July 1984 and was Chief Executive Officer from 1984 to 1989 and from 1993 to 1996. Mr. Galef also serves as a Director of Warnaco, Inc., a publicly held apparel company, and was Chairman of that company from April 1986 to August 1991. Mr. Galef served as Chairman of Exide Corporation from July 1982 to June 1989 and was Chairman of Aviall, Inc. and its predecessor company from 1979 to 1985. Mr. Galef is a graduate of Harvard Business School and Amherst College.

                              TERM EXPIRING AT THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

               NAME                  AGE          PRESENT POSITION WITH THE COMPANY
               ----                  ---          ---------------------------------
Richard J. Lynch, Jr...............  46    Director
James F. McCann....................  46    Director

     RICHARD J. LYNCH, JR. has served as a Director since May 1997. Mr. Lynch is President and Chief Operating Officer and a director of The Sports Authority, a publicly held retailer of sporting goods, where he has been employed since 1988. Before joining The Sports Authority, Mr. Lynch was Executive Vice President & CFO of Sportsclub, Inc. Prior to that, he served as Senior Vice President & CFO of W.R. Grace's chain of

88 home improvement centers. Other retail experience includes assignments with Gimbels' New York Division, Bloomingdale's and Abraham & Strauss. Mr. Lynch served as a Director of Thrifty Payless, a publicly held drugstore chain, from May 1995 to December 1996. Mr. Lynch holds an MBA degree from Harvard Business School and a bachelor's degree from Duke University.

     JAMES F. MCCANN has served as a Director since May 1997. Mr. McCann is President of 1-800-FLOWERS where he has been employed since 1987. Mr. McCann also serves as a Director of Gateway 2000, a publicly held maker and distributor of personal computers, Office Max, a publicly held retailer of office supplies, the National Retail Federation, Hofstra University and Winthrop University Hospital. In addition, Mr. McCann has previously been named Entrepreneur of the Year by Merrill Lynch and Retailer of the Year by Chain Store Executive Magazine. Mr. McCann is a graduate of John Jay College at City University of New York.

CERTAIN COMMITTEES OF THE BOARD; MEETINGS

     The Board of Directors held five meetings during the fiscal year ended January 31, 1998. In that year, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served.

     The Company has an Audit Committee currently consisting of Messrs. Galef, Lynch, McCann and Starett. The Audit Committee held two meetings in fiscal 1997. The Audit Committee's responsibilities include, among other things, reviewing the Company's selection of independent certified public accountants and meeting with the accountants regarding their management letters and the annual audit.

     The Company has a Stock Option and Compensation Committee currently consisting of Messrs. Galef, Lynch, McCann and Starrett. The Stock Option and Compensation Committee held two meetings in fiscal 1997. The responsibilities of the Stock Option and Compensation Committee include, among other things, reviewing, approving and reporting to the Board the Company's compensation policies with respect to its executive officers, reviewing the Company's overall compensation policy and making recommendations with respect thereto, and administering the Company Plan and the Directors Plan (as hereinafter defined).

     The Company has a Nominating Committee currently consisting of Messrs. Starrett, Galef and Devine. The Nominating Committee held one meeting in fiscal 1997. The responsibilities of the Nominating Committee include, among other things, recommending to the Board of Directors nominees for election as directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data, qualifications and written consent to serve as a director.

COMPENSATION OF DIRECTORS

     Directors of the Company are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Outside directors are paid an annual fee of $6,000 and attendance fees of $2,500 per meeting ($750 for telephonic meetings) and $750 per separately scheduled committee meeting (including telephonic meetings), of which 50% may be paid in the form of Common Stock, and receive an initial grant of options to purchase 4,500 shares of Common Stock and an annual grant of options to purchase 1,500 shares of Common Stock under the Directors Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends a vote FOR the nominees listed above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on their proxy cards.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock as of May 8, 1998 by (i) each of the Company's executive officers and directors, (ii) the Company's executive officers and directors as a group and (iii) all other stockholders known by the Company to beneficially own more than five percent of the Common Stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Petco Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

                                                    AMOUNT AND NATURE              PERCENT
                     NAME                       OF BENEFICIAL OWNERSHIP(1)    BENEFICIALLY OWNED
                     ----                       --------------------------    ------------------
AIM Management Group, Inc.(2).................          1,449,800                    6.9%
Putnam Investments, Inc.(3)...................          1,059,900                    5.0
Brian K. Devine...............................            272,616                    1.3
Andrew G. Galef(4)............................            135,643                    0.6
William M. Woodard............................             65,932                    0.3
Larry D. Asselin..............................             48,564                    0.2
Bruce C. Hall.................................             28,750                    0.1
Richard C. St. Peter..........................             28,001                    0.1
Peter M. Starrett.............................             16,410                    0.1
Janet D. Mitchell.............................             14,366                    0.1
Richard J. Lynch, Jr..........................              6,369                    0.0
James F. McCann...............................              6,342                    0.0
James M. Myers................................              4,477                    0.0
All directors and executive officers as a
  group (11 persons)..........................            627,470                    2.9

---------------
(1) Includes the following shares which are issuable upon the exercise of outstanding stock options which are exercisable within 60 days ("Option Shares"): Mr. Devine -- 241,421 Option Shares; Mr. Galef -- 9,000 Option Shares; Mr. Woodard -- 63,317 Option Shares; Mr. Asselin -- 47,064 Option Shares; Mr. St. Peter -- 18,001 Option Shares; Mr. Hall -- 25,000 Option Shares; Mr. Starrett -- 10,500 Option Shares; Ms. Mitchell -- 14,366 Option Shares; Mr. Lynch -- 6,000 Option Shares; Mr. McCann -- 6,000 Option Shares; and Mr. Myers -- 3,827 Option Shares.

(2) The address for AIM Management Group, Inc. is 11 Greenway Plaza, Houston, Texas 77046. The information is as of December 31, 1997 and is determined through Schedule 13G filings.

(3) The address for Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109. The information is as of March 31, 1998 and is determined through
    Schedule 13G filings.

(4) Includes (i) 22,618 shares of Common Stock held by Andrew G. Galef Living Trust, and (ii) 6,456 shares of Common Stock held by Bronya Galef, Mr. Galef's wife. Mr. Galef disclaims beneficial ownership of such shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     The information set forth below is submitted with respect to each of the Company's executive officers.

        NAME          AGE              PRESENT POSITION WITH THE COMPANY
        ----          ---              ---------------------------------
Brian K. Devine.....  56     Chairman, President and Chief Executive Officer
Bruce C. Hall.......  53     Executive Vice President -- Operations
Richard C. St.        49     Executive Vice President -- Administration and Chief
  Peter.............         Financial Officer
Larry D. Asselin....  50     Senior Vice President -- Merchandising and
                             Distribution
Janet D. Mitchell...  42     Senior Vice President -- Human Resources and
                             Administration
James M. Myers......  40     Senior Vice President -- Finance
William M.            49     Senior Vice President -- Operations
  Woodard...........

     BRIAN K. DEVINE, Chairman, President and Chief Executive Officer, joined the Company in August 1990 and has served as Chairman since January 1994. For a more detailed discussion of Mr. Devine's business experience, see
"-- Information Regarding Directors."

     BRUCE C. HALL, Executive Vice President, Operations, joined the Company in April 1997. Mr. Hall spent his entire career of 34 years from 1963 to 1997 with Toys 'R' Us, a retailer of children's toys, where he progressively advanced from field operations through a number of positions and most recently served as Senior Vice President of Operations.

     RICHARD C. ST. PETER, Executive Vice President, Administration and Chief Financial Officer, joined the Company in September 1990. From 1986 to 1990, Mr. St. Peter was Vice President and Chief Financial Officer at Stor, a furniture retailer. From 1982 to 1986, Mr. St. Peter held various positions at W.R. Grace's Home Centers, which operated 90 retail stores, including Vice President and Chief Financial Officer. From 1980 to 1982, Mr. St. Peter was Controller at Smart & Final, a 120-store grocery retailer. From 1971 to 1980, Mr. St. Peter was employed by Alpha Beta, a grocery retailer and a division of American Stores, where he held a number of positions including Controller. Mr. St. Peter received a bachelor's degree from California State University at Long Beach and an MBA from the University of Southern California.

     LARRY D. ASSELIN, Senior Vice President, Merchandising and Distribution, joined the Company in April 1991. Prior to that time, beginning in 1987, Mr. Asselin was Vice President and General Merchandising Manager at Oshman's, a sporting goods retailer. From 1969 to 1987, Mr. Asselin held various positions including Division Merchandising Manager at Foley's Department Stores, a division of Federated Department Stores. Mr. Asselin received a marketing degree from the University of Arkansas.

     JANET D. MITCHELL, Senior Vice President, Human Resources and Administration, joined the Company in February 1989. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven division. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell received a bachelor's degree from California State University, San Diego.

     JAMES M. MYERS, Senior Vice President, Finance, joined the Company in May 1990. From 1994 to 1996, Mr. Myers served as Vice President, Finance and prior to that as Vice President and Controller of the Company. From 1980 to 1990, Mr. Myers held various positions at the accounting firm KPMG Peat Marwick LLP, including Senior Audit Manager. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

     WILLIAM M. WOODARD, Senior Vice President, Operations, joined the Company in January 1991. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J.M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations

Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an MBA in marketing from the University of Southern California.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by the Company to or on behalf of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company in fiscal 1997, fiscal 1996 and fiscal 1995. Unless otherwise indicated, all references in this Proxy Statement to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year. For example, references to fiscal 1997 refer to the fiscal year beginning on February 2, 1997 and ending on January 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                      FISCAL YEAR        NUMBER OF
                                                     COMPENSATION        SECURITIES
               NAME AND                  FISCAL   -------------------    UNDERLYING     ALL OTHER
       PRINCIPAL POSITION(S)(1)           YEAR     SALARY     BONUS       OPTIONS      COMPENSATION
       ------------------------          ------   --------   --------   ------------   ------------
Brian K. Devine........................   1997    $450,000   $458,000     100,000        $13,021(2)
  Chairman, President                     1996     400,000    480,000      75,000          7,990
  and CEO                                 1995     288,500    250,000      45,000          2,880
Richard C. St. Peter...................   1997     254,000    221,616      50,000          6,442(3)
  Executive Vice President --             1996     214,300    216,646      37,500          1,872
  Administration and CFO                  1995     177,500    107,250      18,000            824
Larry D. Asselin.......................   1997     203,000    105,800      25,000          6,451(4)
  Senior Vice President                   1996     184,600    104,000      18,750          2,295
  Merchandising and Distribution          1995     158,750     77,250       9,000            652
James M. Myers.........................   1997     158,000     75,080      25,000          3,153(5)
  Senior Vice President                   1996     117,350     50,000       3,000          1,080
  Finance                                 1995     100,100     26,400       2,250            105
William M. Woodard.....................   1997     203,000    105,800      25,000          4,923(6)
  Senior Vice President                   1996     184,600    104,000      18,750          2,275
  Operations                              1995     158,750     77,250       9,000            652

---------------
(1) The Summary Compensation Table does not include Bruce C. Hall, Executive Vice President -- Operations, who was not employed by the Company prior to April 1997. Mr. Hall's annual salary in fiscal 1997 was $225,000 per year. In connection with Mr. Hall's employment and relocation by the Company, the Company guaranteed repayment of a $1,950,000 real estate loan obtained by Mr. Hall from a third party lender. As of January 31, 1998, the outstanding balance of such loan was $1,575,000. In addition, the Company made and continues to make certain interest payments under such loan to the lender on Mr. Hall's behalf. Such payments are accounted for as advances to Mr. Hall for which he is indebted to the Company for repayment. The advances are non-interest bearing through January 31, 1998. Subsequent advances may bear interest at a rate equal to that paid by the Company under its credit facility. The largest aggregate amount of such advances outstanding during fiscal 1997 was $88,500. As of April 30, 1998, the aggregate amount of such indebtedness outstanding was $33,100.

(2) Includes (i) $4,021, representing the Company's contributions to the 401(k) Plan (as hereinafter defined), and (ii) $9,000, representing the Company's payment of premiums on term life insurance.

(3) Includes (i) $3,635, representing the Company's contributions to the 401(k) Plan, and (ii) $2,807, representing the Company's payment of premiums on term life insurance.

(4) Includes (i) $2,820, representing the Company's contributions to the 401(k) Plan, and (ii) $3,631, representing the Company's payment of premiums on term life insurance.

(5) Includes (i) $2,160, representing the Company's contributions to the 401(k) Plan, and (ii) $993, representing the Company's payment of premiums on term life insurance.

(6) Includes (i) $2,727, representing the Company's contributions to the 401(k) Plan, and (ii) $2,196, representing the Company's payment of premiums on term life insurance.

     The following table sets forth certain summary information concerning individual grants of stock options made during the last completed fiscal year to each of the Company's executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS(1)                      VALUE AT ASSUMED
                               ----------------------------------------------------       ANNUAL RATES OF
                               NUMBER OF     % OF TOTAL                                     STOCK PRICE
                               SECURITIES     OPTIONS                                    APPRECIATION FOR
                               UNDERLYING    GRANTED TO    EXERCISE OR                    OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
            NAME                GRANTED     FISCAL 1997     PER SHARE       DATE          5%          10%
            ----               ----------   ------------   -----------   ----------   ----------   ----------
Brian K. Devine..............   100,000         15.5%        $22.50       03/25/07    $1,415,013   $3,585,921
Richard C. St. Peter.........    50,000          7.7          22.50       03/25/07       707,507    1,792,960
Larry D. Asselin.............    25,000          3.9          22.50       03/25/07       353,753      896,480
James M. Myers...............    25,000          3.9          22.50       03/25/07       353,753      896,480
William M. Woodard...........    25,000          3.9          22.50       03/25/07       353,753      896,480

---------------
(1) These options become exercisable in March 2000. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" table below. For a discussion of the material terms of the plan pursuant to which these options were granted, see "Compensation Plans."

(2) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth information concerning the exercise of options during the last fiscal year and the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table at January 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          SHARES OF COMMON STOCK         VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                               SHARES                       OPTIONS AT YEAR-END         OPTIONS AT YEAR-END(1)
                              ACQUIRED       VALUE      ---------------------------   ---------------------------
                             ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   ----------   -----------   -------------   -----------   -------------
Brian K. Devine............    60,155      $1,819,692     196,420        220,001      $2,361,891      $874,912
Richard C. St. Peter.......    38,027         734,279          --        105,501              --       382,134
Larry D. Asselin...........     7,253         172,899      38,063         52,751         522,668       191,074
James M. Myers.............     5,681         101,707       1,577         30,250              --        85,154
William M. Woodard.........        --              --      54,316         27,751         776,447       191,074

---------------
(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at January 31, 1998.

EMPLOYMENT AGREEMENT

     The Company has an employment agreement (the "Employment Agreement") with Brian K. Devine, Chairman, President and Chief Executive Officer. The Employment Agreement provides for an indefinite term at a salary of not less than $400,000 per year plus a bonus determined by the Board of Directors. The Employment Agreement may be terminated, among other reasons, by Mr. Devine upon 90 days' notice. Pursuant to the Employment Agreement, if Mr. Devine is terminated by the Company other than for cause he will be entitled to severance pay for one year. The Employment Agreement also permits Mr. Devine to receive 2.99 times his average compensation for the preceding five years in the event he is terminated within one year following a change in control of the Company which is not approved by the Board of Directors, and 2.00 times his average compensation for the preceding five years in the event he is terminated within one year following a Board approved change in control. Mr. Devine is entitled to receive annually options to purchase shares of Common Stock in an amount to be determined by the Stock Option and Compensation Committee of the Board of Directors, which options shall vest as determined by such Committee and shall be exercisable at the fair market value of the Common Stock at the date of grant.

COMPENSATION PLANS

     401(k) Plan. The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's eligible full-time employees. The Company adopted the 401(k) Plan effective January 1992. Pursuant to the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. Effective April 1, 1997, the Company adopted a matching provision for 50% of the first 3% of compensation that is contributed by each participating employee. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of six investment options.

     Deferred Compensation Plan. The Company has established a non-qualified deferred compensation plan (the "Deferred Compensation Plan") for senior executives. The Deferred Compensation Plan, which was adopted in January 1995, allows employees to defer compensation up to certain specified levels. The Company does not currently provide matching contributions, but may do so in the future.

     Employees' Stock Option Plan. In February 1994, the Company's stockholders approved the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of Petco Animal Supplies, Inc. (the "Company Plan"). The Company Plan is qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company Plan is administered by the Stock Option and Compensation Committee and provides for the granting of stock options, stock appreciation rights or restricted stock with respect to up to 2,292,330 shares of Common Stock to executive or other key employees of the Company. In June 1996, the Company's stockholders approved an amendment to the Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of Common Stock issued and outstanding as of the end of the immediately preceding fiscal year. Options to purchase 645,342 shares of Common Stock were granted in 1997, which vest over a three year period. Such options are exercisable at $22.50 to $30.31 per share. Options to purchase 689,170 shares of Common Stock at an exercise price of $17.44 per share were granted in March 1998, which will vest in 2001. Stock options may be granted in the form of "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options and are exercisable for up to 10 years following the date of grant. The exercise price of each option is set by the Stock Option and Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Stock on the grant date.

     The Company Plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the Stock Option and Compensation Committee, at the time of exercise equal to the difference between the exercise price and the fair market value of the Common Stock. In addition, the Company Plan permits the Company to issue shares of restricted stock to executive or other key employees upon such terms and conditions as shall be determined by the Stock Option and Compensation Committee.

     PFW Plan. In connection with the Company's acquisition of Pet Food Warehouse, Inc. ("PFW") in December, 1996, the Company assumed PFW's employee stock option plan, which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire five or six years after the date of grant. The

PFW common shares under this plan were adjusted to shares of the Company's Common Stock based on the common share conversion rate per the merger agreement with PFW. No future grants will be made under this plan.

     PetCare Plan. In connection with the Company's acquisition of PetCare Plus, Inc. ("PetCare") in November, 1997, the Company assumed PetCare's employee stock option plan, which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire up to ten years after the date of grant. The PetCare common shares under this plan were adjusted to shares of the Company's Common Stock based in accordance with the terms of the merger agreement with PetCare. No future grants will be made under this plan.

     Directors' Stock Option Plan. In February 1994, the Company's stockholders approved the Petco Animal Supplies, Inc., Directors' 1994 Stock Option Plan (the "Directors Plan"). The Directors Plan is administered by the Stock Option and Compensation Committee and provides for the granting of stock options with respect to up to 89,907 shares of Common Stock to directors of the Company who:
(i) are not at the time they receive options under the Directors Plan, employees of the Company or any of its subsidiaries and (ii) have not served as directors of the Company on or before the date that the Directors Plan became effective. In June 1995, the Company's stockholders approved an amendment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of Common Stock issued and outstanding as of the end of the immediately preceding fiscal year and to make Mr. Galef eligible to participate under the plan. The Directors Plan is a "formula" plan which provides that each participating director will be entitled to receive options to purchase 4,500 shares of Common Stock on the date on which such director is first elected as a director of the Company and options to purchase 1,500 shares of Common Stock annually thereafter. Such options will be exercisable on the date of grant and the exercise price of such options will be the fair market value of the Common Stock on the date of grant. Pursuant to the Directors Plan, Messrs. Galef and Starrett each received options to purchase 1,500 shares of Common Stock at an exercise price of $23.17 per share in March 1996 and options to purchase 1,500 shares of Common Stock at an exercise price of $22.50 per share in March 1997. Messrs. Lynch and McCann each received options to purchase 4,500 shares of Common Stock at an exercise price of $21.38 in May 1997.

     Group Benefit Plan. In July 1991, the Company established the Group Benefit Plan of Petco Animal Supplies, Inc. (the "Group Benefit Plan") which provides certain medical and vacation benefits for employees of the Company. Pursuant to the terms of the Group Benefit Plan, the Company contributes funds to a trust fund administered by the trustee under the Group Benefit Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the Stock Option and Compensation Committee of the Company's Board of Directors was comprised of Messrs. Galef, Lynch, McCann and Starrett. No interlocking relationship exists or existed during fiscal 1997 between any member of the Stock Option and Compensation Committee and any member of any other company's board of directors or compensation committee.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company adopted a policy in fiscal 1997 which generally provides that certain officers of the Company and its subsidiaries would receive certain severance benefits (as defined) in the event of a change in control (as defined) or within one year after a change in control, Officer's employment is terminated; provided, however, that Officer will not be entitled to any severance benefits if Officer's termination of employment is (i) for cause, (ii) by reason of permanent disability (as determined by Officer's eligibility to receive disability benefits under any Company long-term disability plan), (iii) initiated by Officer for other than good reason (as defined) or (iv) by reason of Officer's death.

     Severance benefits include a continuation of base salary for six months or one year (depending on the Officer's position), medical, life insurance, disability insurance, dental and automobile benefits, if any, and pro rata of annual bonus.

     A change in control shall be deemed to occur: (i) if any person or entity other than persons or entities currently owning more than five percent of the Company's securities is or becomes the "beneficial owner" (as defined in rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of Company representing 50% or more of the combined voting power of Company's then outstanding securities; (ii) upon the approval by Company's stockholders and the consummation of a Transaction; or (iii) if, during any period, members of the incumbent Board cease for any reason to constitute at least a majority of the Board.

     Notwithstanding the foregoing, a change in control pursuant to (ii) and
(iii) above shall not be deemed to occur if immediately following the consummation of a transaction or other event approved by the incumbent Board, holders of Company's voting securities immediately prior to a transaction either continue to own at least 50% of the combined voting power of Company's then outstanding voting securities if Company survives the transaction or then own voting securities representing at least 50% of the combined voting power of each surviving entity after a transaction.

     Good reason is defined as: (i) material change in Officer's status, title, position or responsibilities which in the Officer's reasonable judgment represents a substantial reduction of the status, title, position or responsibilities in effect immediately prior to the change; (ii) the assignment of Officer to a position which requires Officer to relocate permanently to a site outside of San Diego County; (iii) assigning Officer any duties or responsibilities (other than due to a promotion) which in the Officer's reasonable judgment are inconsistent with his/her status, title, position or responsibilities ; (iv) any removal of Officer from or failure to reappoint or reelect Officer to his/her previously held position, except in connection with a promotion, the termination of employment for cause, as a result of permanent disability (as determined by Officer's eligibility to receive disability benefits under any long-term disability plan Company may then have in effect), as a result of Officer's death, or by Officer other than for good reason; or (v) any material breach by Company of any provision of the termination of employment and change in control agreements.

     In the event of the occurrence of a change in control, all of Officer's rights to exercise option(s) held by Officer at the time of the change in control immediately vest resulting in these option(s) becoming immediately exercisable.

                         COMPENSATION COMMITTEE REPORT

     During 1997, the Stock Option and Compensation Committee (the "Committee") of the Board, comprised of non-employee directors, administered the Company's executive compensation program and policies. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value in a competitive environment. The programs are intended to support the goal of increasing shareholder value while facilitating the business strategies and long-range plans of the Company.

     The following is the Committee's report submitted to the Board addressing the compensation of the Company's executive officers for fiscal 1997.

COMPENSATION POLICY AND PHILOSOPHY

     The Company's executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers; and (ii) based on the belief that the interests of the executives should be closely aligned with the Company's stockholders. The Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) annual incentive bonuses based on corporate performance measured on objectives established by the Committee for the fiscal year and (ii) stock options through various plans. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of results that are expected to lead to the creation of value for the Company's stockholders from both the short-term and long-term perspectives. The Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long-term performance and success of the Company. The Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

     The Board believes that leadership and motivation of the Company's employees are critical to achieving the objective of becoming a leader in pet food and supplies retailing in the United States. The Committee is responsible to the Board for ensuring that its executive officers are highly qualified and that they are compensated in a way that furthers the Company's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) executive compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is primarily comprised of two components: annual cash compensation and long-term incentives.

     ANNUAL CASH COMPENSATION includes base salary and an annual cash incentive (bonus). Salaries are established by the Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business. The annual incentive component of pay is at risk and tied to specific performance measures. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Actual incentive awards for 1997 were based primarily on financial performance measured against objectives approved by the Committee for the fiscal year. These objectives were based on financial results and expansion goals, thus establishing a direct link between executive pay and Company performance. An executive's bonus may be above or below his or her target incentive opportunity, depending on the level of overall performance. In 1997, the Company's performance met the objectives set by the Committee, resulting in target incentive payouts to the executive officers named in the Summary Compensation Table.

     LONG-TERM INCENTIVES include awards of stock options, stock appreciation rights and restricted stock. The objective for these awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, and the individuals potential to make significant contributions to the Company. Long-term incentives granted in prior years are also taken into consideration.

     For fiscal 1997, the Committee determined that the only form of long-term incentive awards would be stock options. Stock appreciation rights and restricted stock were not granted in fiscal 1997.

COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     For fiscal 1997, Mr. Devine's base salary, as well as his annual cash incentive opportunity and stock option awards, were governed by his employment agreement. Based on achievement of the Company's financial performance objectives (referred to under the section above entitled "Annual Cash Compensation"), and the Committee's assessment of Mr. Devine's contributions to the business, the Committee approved an annual incentive payment to him of $458,000. In addition, pursuant to Mr. Devine's employment agreement, the Committee approved a stock option grant for Mr. Devine covering 100,000 shares of Common Stock at an exercise price of $22.50 per share, which was the fair market value of the Common Stock on the date of grant. In approving this grant, the Committee considered several factors, including the size and complexity of the Company, the leadership challenge facing the Chairman and business results for the Company.

     For a discussion of the material terms of Mr. Devine's employment agreement, see "-- Executive Compensation and Other Information -- Employment Agreement."

INTERNAL REVENUE CODE SECTION 162(M)

     Under Section 162(m) of the Code, the amount of compensation paid to certain executives that is deductible with respect to the Company's corporate taxes is limited to $1 million annually. It is the current policy of the Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

                                          Stock Option and Compensation
                                          Committee

                                          Andrew G. Galef
                                          Richard J. Lynch, Jr.
                                          James F. McCann
                                          Peter M. Starrett

                               PERFORMANCE GRAPH

     The following graph shows the value of an investment of $100 in cash on March 17, 1994 in (i) the Company's Common Stock, (ii) The Nasdaq Stock Market (U.S. Companies) and (iii) Nasdaq Retail Trade Stocks. All values reflect cumulative total return and assume reinvestment of the full amount of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                             PERFORMANCE REPORT FOR
                          PETCO ANIMAL SUPPLIES, INC.

                                                        THE NASDAQ STOCK
        MEASUREMENT PERIOD            'PETCO ANIMAL       MARKET (U.S.        NASDAQ RETAIL
      (FISCAL YEAR COVERED)          SUPPLIES, INC.'       COMPANIES)         TRADE STOCKS
3/17/94                                      100                 100                 100
1/28/95                                  112.943             94.8166              88.786
2/3/96                                   208.132             134.005             106.977
2/1/97                                   235.963             175.669             123.405
1/31/98                                  238.383             207.708             144.253

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the year ended January 31, 1998 have been audited by KPMG Peat Marwick LLP. Representatives of KPMG Peat Marwick LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so. The Company will select independent auditors for the current year sometime after the meeting.

                            SECTION 16(A) REPORTING

     Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, or written representations from certain Reporting Persons that no such forms were required, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of 10% or more of the Common Stock were complied with during fiscal 1997 except that Mr. Starrett reported the purchase of 3,500 shares in December 1997 on Form 4 after the applicable due date for such Form 4.

                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder of the Company intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than January 15, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders is being mailed with the Proxy Statement to stockholders of record on May 8, 1998. Upon request, the Company will furnish the Annual Report to any stockholder.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ RICHARD C. ST. PETER

                                          Richard C. St. Peter, Secretary
San Diego, California
May 15, 1998

                          PETCO ANIMAL SUPPLIES, INC.
                                9125 REHCO ROAD
                          SAN DIEGO, CALIFORNIA 92121

          ------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
          ------------------------------------------------------------

     The undersigned hereby appoints Brian K. Devine and Richard C. St. Peter, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of Petco Animal Supplies, Inc. held of record by the undersigned on May 8, 1998 at the annual meeting of stockholders to be held on June 18, 1998 at 10:30 a.m. local time or any adjournment or postponement thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.

                         ANNUAL MEETING OF STOCKHOLDERS
                          PETCO ANIMAL SUPPLIES, INC.

                                 JUNE 18, 1998







                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------
A  [X]  PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.


1.   ELECTION OF DIRECTORS

     [ ]  FOR all nominees as a group

     [ ]  WITHHOLD authority to vote for all nominees as a group

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE(S).

NOMINEES: Brian K. Devine
          Peter M. Starrett

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE POSTAGE PAID ENCLOSED REPLY ENVELOPE.

                  THE COMPANY'S BOARD OF DIRECTORS' RECOMMENDS
                            A VOTE "FOR" PROPOSAL 1.


                                        DATE
-----------------------------------         --------------------
     SIGNATURE OF STOCKHOLDER

                                        DATE
-----------------------------------         --------------------
    SIGNATURE IF HELD JOINTLY

NOTE: (Please sign exactly as name(s) appear(s) hereon. Joint tenants must each sign. Person signing as executors, administrators, trustees, guardians, etc. will please so indicate when signing.)